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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                  SCHEDULE 13G

                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED

                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 4)*

                             Horizon Offshore, Inc.
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                                (Name of Issuer)

                   Common Stock, $0.00001 par value per share
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                         (Title of Class of Securities)

                                    44043J204
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                                 (CUSIP Number)

                                  June 28, 2006
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                  (Date of Event which Requires Filing of this
                                   Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

                                   Page 1 of 5

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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

CUSIP NO. 44043J204                                            PAGE 2 OF 5 PAGES

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1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Lloyd I. Miller, III              ###-##-####
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)    [ ]

                                                                      (b)    [ ]
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
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     NUMBER OF    5        SOLE VOTING POWER

      SHARES               2,042,773
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   BENEFICIALLY   6        SHARED VOTING POWER

     OWNED BY              1,410,733
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      EACH        7        SOLE DISPOSITIVE POWER

    REPORTING              2,042,733
                  --------------------------------------------------------------
     PERSON       8        SHARED DISPOSITIVE POWER

      WITH                 1,410,733
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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,453,466
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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.7%
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12       TYPE OF REPORTING PERSON
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         IN-IA-OO**
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** See Item 4.

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
Item 1(a).  Name of Issuer:                                                     Horizon Offshore, Inc.

Item 1(b).  Address of Issuers's Principal Executive Offices:                   2500 CityWest Boulevard, Suite 2200
                                                                                Houston, Texas 77042
Item 2(a).  Name of Person Filing:                                              Lloyd I. Miller, III

Item 2(b).  Address of Principal Business Office or, if None, Residence:        4550 Gordon Drive, Naples, Florida
                                                                                34102

Item 2(c).  Citizenship:                                                        U.S.A.

Item 2(d).  Title of Class of Securities:                                       Common Stock

Item 2(e).  CUSIP Number:                                                       44043J204

Item 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or
            (c), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4. OWNERSHIP: The reporting person has sole voting and dispositive power with respect to 2,042,733 of the reported securities as (i) an individual, (ii) a manager of a limited liability company that is the general partner retained annuity trust, (iii) the trustee to certain generation skipping trusts and (iv) the custodian to an account set up under the Florida Uniform Gift to Minors Act. The reporting person has shared voting and dispositive power with respect to 1,410,733 shares of the reported securities as (i) an investment advisor to the trustee of a certain family trust and (ii) the investment advisor to a certain custodial account.

            (a)   3,453,466

            (b)   10.7%

            (c)   (i) sole voting power: 2,042,733

                  (ii) shared voting power: 1,410,733

                  (iii) sole dispositive power: 2,042,733

                  (iv) shared dispositive power: 1,410,733

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            Not Applicable

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Persons other than Lloyd I. Miller III, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported securities.

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Item 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not Applicable

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not Applicable

Item 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not Applicable

Item 10.    CERTIFICATION:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  July 6, 2006            /s/  Lloyd I. Miller, III
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                                              Lloyd I. Miller, III